Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-8 No. 333-227179) pertaining to the Melinta Therapeutics, Inc. 2018 Stock Incentive Plan of our report dated November 3, 2017, with respect to the combined financial statements of The Infectious Disease Businesses of The Medicines Company appearing in Melinta Therapeutics, Inc.’s Proxy Statement on Schedule 14A dated December 15, 2017, as incorporated by reference to the Current Report on Form 8-K dated January 9, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

November 16, 2018